Exhibit 99.1

Occam Announces Compliance with NASDAQ Listing Requirements

SANTA BARBARA, California — October 23, 2007 — Occam Networks, Inc. (NASDAQ: OCNW) today announced that, following the filing with the Securities and Exchange Commission (“SEC”), on October 16, 2007 of its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, it received written confirmation, dated October 18, 2007, from the NASDAQ Listing Qualifications Panel stating that the Company has demonstrated substantial compliance with all NASDAQ Marketplace Rules for continued listing of the Company’s common stock on the NASDAQ Stock Market (“NASDAQ”). The Company’s periodic filings with the SEC are now current and this confirmation completes NASDAQ’s review of this matter.

About Occam Networks, Inc.

Occam Networks’ broadband loop carrier (BLC) solutions enable telecommunications and other service providers to offer voice, video, and data, or Triple Play, services over both copper and fiber optic networks. Occam solutions give telco service providers flexibility and scalability to continuously expand their offerings, with a simplicity of service deployment.  For more information, please visit www.occamnetworks.com

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Contact:

Chris Farrell	Tim Johnson
Chief Financial Officer	Stearns Johnson Communications
Occam Networks Inc.	+1 415.397.7600
+1 805.692.2900	tjohnson@stearnsjohnson.com

Occam Networks and Occam BLC 6000 are either registered trademarks or trademarks of Occam Networks Inc. in the United States and/or other countries.

All other trademarks mentioned are the property of their respective owners.